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                    December 22, 2022

       Dale Bowen
       Chief Financial Officer
       Instructure Holdings, Inc.
       6330 South 3000 East
       Suite 700
       Salt Lake City, UT 84121

                                                        Re: Instructure
Holdings, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-40647

       Dear Dale Bowen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Matt Kaminer